CONSENT

Worley consents to the inclusion in this Offering Statement (file name: ACTIVE 46714151v12) of Brazil Potash on Form 1-A the disclosure derived from the technical report prepared by Worley in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Autazes Potash Project – Bankable Feasibility Study Report" dated April 22, 2016, such disclosure which will be included and made part of Brazil Potash's Form 1-A filed with the SEC. Worley also consents to the reference to its name within such Form 1-A.

Name: Rob Spieirng
Title: Worley VP Global Lead MMM Front End Studies
Signature: /s/ Rob Spieirng